Exhibit 99.1

National CineMedia, Inc. Announces Acquisition of Screenvision

Centennial, CO – May 5, 2014 – National CineMedia, Inc. (NASDAQ: NCMI) (the Company) announced today that it has entered into a definitive merger agreement with Screenvision, for $375 million of cash and stock on a debt free, cash free basis. The Company is the managing member and owner of 45.8% of National CineMedia, LLC (NCM LLC), the operator of the largest in-theatre digital media network in North America. Following the merger, NCM, Inc. will evaluate whether to contribute the Screenvision assets to NCM LLC. Although it is under no obligation to do so, NCM, Inc. expects that it will contribute the Screenvision assets and debt incurred to finance the acquisition to NCM LLC in exchange for approximately 9.9 million NCM LLC membership units and that the combined operation will result in an estimated $30 million of annual operating cost synergies. The merger will create a higher quality and more competitive video advertising network that will cover nearly all 210 Designated Market Areas® across all 50 states and deliver to approximately 3,900 theatres with over 34,000 screens, reaching over 1.1 billion annual patrons.

Under the terms of the agreement, the Company will pay Screenvision’s owners a total purchase price of $225 million in cash and $150 million of the Company’s common stock (approximately 9.9 million shares, based upon a fixed price of $15.15 per share), subject to a net working capital purchase price adjustment.

National CineMedia’s Chairman and CEO Kurt Hall said, “We are very excited about our merger agreement with Screenvision as it will position the combined new company to be much more competitive in the expanding video and overall advertising marketplace, including the new online and mobile advertising platforms. With the investments we will be making to create one more efficient national network, I am confident that we will bring more advertising revenue to our theatre circuit partners and a higher quality pre show to their patrons.”

Mr. Hall concluded, “As technology continues to empower consumers to watch programming how and when they want and view advertisements if they want, with our broader network reach and improvements we are making to our audience targeting capabilities I am confident that our theatre network will become the one place where brands are comfortable their ads are being seen.”

Screenvision’s CEO Travis Reid said, “I could not be more proud of the Screenvision team’s accomplishments in helping to drive the cinema advertising industry to where it is today. The choices for advertisers continue to grow daily, and I am excited by the possibilities this business combination creates to enable advertisers to use this high-impact medium even more effectively to reach their business goals.”

The acquisition has been unanimously approved by the boards of directors of both the Company and Screenvision, as well as Screenvison’s equity owners, and is expected to close after the receipt of regulatory approvals and the satisfaction of other customary closing conditions.

The Company was advised in this transaction by J.P Morgan as financial advisor and Sherman & Howard LLC and Dechert LLP as legal counsel. Moorgate Partners and GreenbergTraurig, LLP advised the Company’s independent directors. Barclays is acting as exclusive financial advisor to Screenvision and legal counsel to Screenvision is Latham & Watkins LLP.

About National CineMedia, Inc.

National CineMedia (NCM) operates NCM Media Networks, a leading integrated media company reaching U.S. consumers in movie theaters, online and through mobile technology. NCM presents cinema advertising across the nation’s largest digital in-theater network, comprised of theaters owned by AMC Entertainment Inc. (NYSE: AMC), Cinemark Holdings, Inc. (NYSE: CNK), Regal Entertainment Group (NYSE: RGC) and other leading regional theater circuits. NCM’s theater advertising network covers 183 Designated Market Areas® (49 of the top 50) and includes over 19,800 screens (approximately 19,000 connected to our Digital Content Network). During 2013, approximately 710 million patrons (on an annualized basis) attended movies shown in theaters in which NCM currently has exclusive cinema advertising agreements in place. NCM Digital offers 360-degree integrated marketing opportunities in combination with cinema, encompassing 48 entertainment-related websites, online solutions and mobile applications.

About Screenvision

Headquartered in New York, N.Y., Screenvision is a national leader in cinema advertising, offering on-screen advertising, in-lobby promotions, and integrated marketing programs to national, regional, and local advertisers. Screenvision provides comprehensive cinema advertising representation services to top tier theatrical exhibitors presenting the highest quality moviegoing experience. The Screenvision cinema advertising network is comprised of over 14,200 screens in 2,200+ theater locations across all 50 states and 94 percent of DMAs nationwide; delivering through more than 150 theatrical circuits, including six of the top 10 exhibitor companies.

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including the timing and completion of the acquisition of Screenvision and the coverage of the combined company’s network. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. These risks and uncertainties include receipt of regulatory approval and satisfaction of other conditions for the acquisition to close and the Company’s ability to timely and successfully integrate Screenvision’s operations into those of NCM LLC; as well as the other risks detailed from time to time in the Company’s Securities and Exchange Commission filings, including the “Risk Factor” section of the Company’s Annual Report on Form 10-K for the year ended December 26, 2013.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Amy Jane Finnerty
800-844-0935	212-931-8117
investors@ncm.com	amy.finnerty@ncm.com